Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3, No. 333-208715) of Willamette Valley Vineyards, Inc. of our report dated March 21, 2019, relating to the financial statements of Willamette Valley Vineyards, Inc., which report appears in the Form 10-K of Willamette Valley Vineyards, Inc., for the year ended December 31, 2018

/s/ Moss Adams LLP

Portland, Oregon
March 21, 2019